EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and related prospectus of Chicken Soup for the Soul Entertainment, Inc. and Subsidiaries of our report dated March 27, 2020 relating to the December 31, 2019 and 2018 consolidated financial statements of Chicken Soup for the Soul Entertainment, Inc. and Subsidiaries included in its Annual Report (Form 10-K) which appears in this Registration Statement, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ ROSENFIELD AND COMPANY, PLLC

New York, New York
February 10, 2021